Exhibit 99.1

AMENDED JOINT MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED JOINT MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Amendment”), dated this April 13, 2012, is between Global Gold Corporation (“GGC”) and Amarant Mining Ltd. (“Amarant” and together with GGC, the “Parties”) and affects only their respective rights and obligations in connection with that the Joint Interest Membership Interest Purchase Agreement (the “MIPA”), dated December 2, 2011, among GGC, Amarant, and the other parties signatory thereto.

WHEREAS:

A.            Under the MIPA, Amarant was to make a $1,000,000 payment on December 15, 2011 and $3,000,000 of  additional “Additional Payments” between December 15, 2012 and December 15, 2014; and

B.             The Parties agree that the entire “Additional Payments” should be due in one lump sum on or before May 31, 2012 and the December 15, 2011 payment should be made on or before April 20, 2012.

NOW THEREFORE THIS AMENDMENT WITNESSES that in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties covenant and agree as follows:

1.         AMENDMENTS

As concerns the rights and obligations of each of the Parties (and their permitted successors and assigns) to this Amendment and the MIPA, each of the Parties agree that the following subsections of the MIPA shall be replaced in its entirety by the following language as if such language had been included in the MIPA on the date of its execution (for sake of clarity only, the following language includes “strike throughs” in red (when viewed electronically in Microsoft Word) in to show language that has been deleted from, and “double underlines” in blue (when viewed electronically in Microsoft Word) to show language that has been added to, the corresponding subsection originally included in the MIPA; theses sections are to be read without reference to such annotations):

1.1  Section 3.03(a):

Amarant agrees that it shall pay GGC $1,000,000 by April 20, 2012 and an additional $3,000,000 at any time prior to ~~December 14, 2014 with minimum payments of (i) $1,000,000 on or before December 15, 2011, (ii) an additional $1,000,000 on or before December 15, 2012, (iii) an additional $1,000,000 on or before December 15, 2013 and (iv) an additional $1,000,000 on or before December 15, 2014 (such payments in (i) to (iv),~~ May 31, 2012 (the “Additional Payments”); further provided that Amarant may pay all of the Additional Payments prior to May 31, 2012~~December 15, 2014~~. If Amarant fails to meet any payment obligations under this Agreement and~~, other than for the Additional Payment due on  December 15, 2011,~~ has not cured such failure within sixty days of its occurrence, (i) interest shall accrue on the unpaid amount of the missed payment obligation (the “Unpaid Amount”) from the date of such missed payment until the Unpaid Amount is paid at a rate of 12% per annum, (ii) GGC may convert such outstanding amount into common stock of Amarant (or any majority-owned subsidiary to which Amarant has transferred ownership of Global Oro and Global Plata) if Amarant (or such transferee) is quoted on a market or quotation system at a conversion price that shall be equal to VWAP over the past 30 days on which the stock traded or (iii) GGC may immediately declare all amounts due under this agreement.

In Connection with (i) above, any interest due under this section shall be paid quarterly and interest not paid when due shall be added to the Unpaid Amount.  Amarant shall pay all of GGC’s reasonable costs, including attorneys fees, in connection with recovering the Unpaid Amount.

In connection with (ii) above “VWAP” shall mean the volume weighted average price of Amarant’s common shares during any trading day as reported by or based on information provided by Bloomberg LP or other reputable reporting service reasonably acceptable to Amarant (or such transferee).

1.2   Section 3.03(d):

For as long as Additional Payments are due under this Agreement, Amarant agrees that prior to relinquishing, selling or otherwise transferring GGV, Minera Global, Global Oro or Global Plata or all of GGV’s property rights related to the Pureo Property, it shall provide GGC written notice of the pertinent terms and conditions of the offer of the proposed sale and the proposed assignment including all documents containing the offer. GGC shall have fifteen days from the date such notice is delivered to notify Amarant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice; provided that GGC shall have no such right if Amarant makes such a sale or transfer to a majority-owned subsidiary that agrees in writing to GGC to guarantee Amarant’s obligation to make the Additional Payments. In the event any consideration to be paid pursuant to a third party offer is not in US dollars, the non-assigning party shall have the right to substitute for such consideration the fair market value thereof in US dollars as determined by reference to the noon-dollar buying rate as published by Bloomberg on the date of notice. In the event GGC does not exercise its right of first refusal, the assigning party shall have 90 days to complete the assignment on the terms and conditions contained in the notice after which 90 days the right of first refusal of GGC shall once again apply.

2.           FORBEARANCE.

As additional consideration for the Amendment, the Parties hereto agree to forbear on pursuing any action to accelerate on foreclosure on the Additional Payments pursuant to the MIPA until June 1, 2012 (or the completion of an applicable cure period, if any).  Such forbearance does not act as a waiver of any rights under the MIPA or this Amendment.

3.      MISCELLANEOUS

The provisions of Section 10 of the MIPA shall also apply to this Amendment as if such provisions were set out below.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

Amarant Mining Ltd.

By:
Name:
Title:

Global Gold Corporation

By:
Name:
Title: